Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2023 Third Quarter and Nine Months Results

FOR IMMEDIATE RELEASE: 11/7/2023

Rock Island, IL – November 7, 2023 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three and nine months ended September 30, 2023.

third QUARTER AND nine MONTHS ENDED September 30, 2023 – FINANCIAL RESULTS

Net loss totaled $769,000, or $0.26 per share, for the third quarter of 2023, compared to net earnings of $630,000, or $0.21 per share, for the third quarter of 2022. The decrease was driven by liquor liability losses. For the nine months ended September 30, 2023, the Company reported net earnings of $1,396,000, or $0.47 per share, compared to a net loss of $3,659,000, or $1.20 per share, for the same period in 2022. The change in earnings was driven by positive changes in net unrealized gains and losses on equity securities. Book value per share decreased to $18.98 at September 30, 2023, from $19.16 at December 31, 2022. This decrease in book value is due to net income and the declines in the market value of our fixed income holdings.

Direct premiums written increased by $3,595,000, or 17.2%, to $24,495,000 for the third quarter of 2023, from $20,900,000 for the same period in 2022. For the nine months ended September 30, 2023, direct premiums written increased by $7,205,000, or 11.7%, to $68,900,000 compared to $61,695,000 for the same period in 2022. The growth for both periods is due to rate increases and increased business. Net premiums earned increased by $1,510,000, or 8.5%, to $19,234,000 for the three months ended September 30, 2023, from $17,724,000 for the same period in 2022. Net premiums earned increased by $4,763,000, or 9.4%, to $55,529,000 for the nine months ended September 30, 2023, from $50,766,000 for the same period in 2022. The increase in net premiums earned is driven by the increased premium writings in 2023 and the latter half of 2022.

For the third quarter of 2023, the Company ceded to reinsurers $2,878,000 of earned premiums, compared to $2,554,000 of earned premiums for the third quarter of 2022. For the nine months ended September 30, 2023, the Company ceded earned premiums of $8,066,000, compared to $7,077,000 for the same period in 2022. This increase is a result of increased direct earned premiums.

Net investment income increased by $314,000, or 30.5%, to $1,342,000 for the third quarter of 2023, as compared to $1,028,000 for the same period in 2022. For the nine months ended September 30, 2023, net investment income increased by $901,000, or 31.1%, to $3,798,000 from $2,897,000 for the same period in 2022. The increase is the result of both an increase in the interest rates earned on the investments in our portfolio and an increase in the overall size of our investment holdings.

Net unrealized losses on equity securities decreased $22,000 year over year to $1,062,000 in losses for the third quarter of 2023, compared to losses of $1,084,000 for the same period in 2022. Net unrealized gains and losses on equity securities increased $6,460,000 year over year to $279,000 in gains as of September 30, 2023, compared to a loss of $6,181,000 as of September 30, 2022.

Losses and settlement expenses increased by $3,049,000, or 29.4%, to $13,436,000 for the third quarter of 2023, from $10,387,000 for the same period in 2022. This increase was driven by elevated 2022 and 2021 liquor liability claims and 2023 fire claims. Losses and settlement expenses increased by $2,309,000, or 6.7%, to $36,699,000 for the nine months ended September 30, 2023, from $34,390,000 for the same period in 2022. This increase was driven by elevated 2022 and 2021 losses from liquor liability claims.

Policy acquisition costs and other operating expenses increased by $668,000, or 10.5%, to $7,029,000 for the third quarter of 2023, from $6,361,000 for the same period in 2022. Policy acquisition costs and other operating expenses increased by $2,688,000, or 14.8%, to $20,824,000 for the nine months ended September 30, 2023, from $18,136,000 for the same period in 2022. The increase was due to increases in salaries and contingent commission expense stemming from business growth.

Total assets increased by $16,866,000, or 8.8%, from $192,162,000 on December 31, 2022, to $209,028,000 on September 30, 2023. The investment portfolio, which consists of fixed income securities, common stocks, preferred stocks, property held for investment, and other invested assets, increased by $7,838,000, or 6.2%, from $127,325,000 on December 31, 2022, to $135,163,000 on September 30, 2023. This increase was due to purchases of fixed maturity securities and other invested assets.

Total equity decreased by $855,000, or 1.4%, from $60,441,000 as of December 31, 2022, to $59,586,000 as of September 30, 2023. The main driver of this decrease was increased unrealized losses on fixed income securities.

third QUARTER ENDED September 30, 2023 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 69.9% and 66.1% for the third quarter and nine months ended September 30, 2023, compared with 58.6% and 67.7% for the same periods in 2022.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 36.5% and 37.5% for the third quarter and nine months ended September 30, 2023, compared to 35.9% and 35.7% for the same periods in 2022.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 106.4% and 103.6% for the third quarter and nine months ended September 30, 2023, compared to 94.5% and 103.4% for the same periods in 2022.

MANAGEMENT COMMENTARY

"We have seen year over year improvement in our losses and settlement expense ratio, due to continued rate strengthening. However, inflationary pressures have driven up commission and salary expenses. As a result, our combined ratio is now at relatively the same level as last year. In terms of losses, we have seen increased losses in our liquor liability book this past year, including some unfavorable reserve development. We have implemented multiple underwriting procedures to address the issue, particularly in Arizona and Missouri.

"Increased reinvestment rates have positively impacted investment returns in 2023, leading to net income and improved earnings per share. However, investment conditions changed this quarter as the markets took back some of the unrealized gains we've seen this year. We remain in a gain position on our equities for 2023 due to our conservative investment approach.

"I continue to be optimistic as our average premium per policy continues to grow in 2023. Direct premiums written are up $7.2M, while policy count has declined slightly. This growth is before the filed rate increases that become effective in early fourth quarter," stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s, plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets:
Investments and cash:
Fixed maturity securities (amortized cost of $112,865,702 at 9/30/2023 and $104,580,681 at 12/31/2022)	$99,100,422	$93,388,971
Common stocks at fair value	20,347,786	20,438,907
Preferred stocks at fair value	2,739,493	2,772,605
Other invested assets	7,512,170	4,722,137
Property held for investment, at cost, net of accumulated depreciation of $634,738 at 9/30/2023 and $609,282 at 12/31/2022	5,462,945	6,002,233
Cash and cash equivalents	2,665,558	3,139,986
Total investments and cash	137,828,374	130,464,839
Accrued investment income	912,054	791,812
Premiums and reinsurance balances receivable, net of allowances for credit losses of $50,000 at 9/30/2023 and $50,000 at 12/31/2022	35,725,932	31,270,460
Ceded unearned premiums	746,714	947,851
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for credit losses of $115,000 at 9/30/2023 and $0 at 12/31/2022	16,350,203	13,610,295
Federal income taxes	4,400,021	3,318,730
Deferred policy acquisition costs, net	8,347,499	7,167,036
Property and equipment, at cost, net of accumulated depreciation of $6,917,014 at 9/30/2023 and $6,590,602 at 12/31/2022	3,348,616	3,313,719
Other Assets, net of allowances for credit losses of $54,112 at 9/30/2023 and $0 at 12/31/2022	1,368,836	1,277,469
Total assets	$209,028,249	$192,162,211

Liabilities:
Unpaid losses and settlement expenses	$80,542,478	$67,614,063
Unearned premiums	45,967,059	40,527,182
Reinsurance balances payable	1,035,827	1,405,337
Corporate debt	15,000,000	15,000,000
Accrued expenses	6,015,982	6,072,020
Other liabilities	880,453	1,102,678
Total liabilities	149,441,799	131,721,280

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,700,588)	(5,463,535)
Additional paid-in capital	33,237,320	33,119,125
Accumulated other comprehensive (loss), net of tax	(11,034,747)	(8,841,517)
Retained earnings	44,983,544	43,701,233
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(1,934,079)	(2,109,375)
Total equity	59,586,450	60,440,931
Total liabilities and equity	$209,028,249	$192,162,211

1 Par value $0.01; authorized: 2023 – 10,000,000 shares and 2022 – 10,000,000 shares; issued: 2023 – 3,500,000 shares and 2022 – 3,500,000 shares; outstanding: 2023 – 3,139,598 and 2022 – 3,153,741 shares

2 2023 – 360,402 shares and 2022 – 346,259 shares

3 2023 – 193,408 shares and 2022 – 210,935 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	September 30,
	2023	2022
Net premiums earned	$19,233,517	$17,724,441
Net investment income	1,342,258	1,027,631
Net realized investment gains	199,928	41,206
Net unrealized losses on equity securities	(1,062,332)	(1,084,289)
Other income	51,000	85,402
Consolidated revenues	19,764,371	17,794,391
Losses and settlement expenses	13,436,464	10,386,524
Policy acquisition costs and other operating expenses	7,029,218	6,360,896
Interest expense on debt	46,409	46,409
General corporate expenses	220,092	189,708
Total expenses	20,732,183	16,983,537
(Loss) earnings before income taxes	(967,812)	810,854
Total income tax (benefit) expense	(198,850)	181,114
Net (loss) earnings	$(768,962)	$629,740

Other comprehensive loss, net of tax	(3,025,254)	(3,408,937)
Comprehensive loss	$(3,794,216)	$(2,779,197)

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(0.26)	$0.21
Diluted:
Diluted net (loss) earnings per share	$(0.26)	$0.20

Weighted average number of common shares outstanding:
Basic	2,945,199	3,060,693
Diluted	2,968,808	3,074,236

	For the Nine-Months Ended
	September 30,
	2023	2022
Net premiums earned	$55,528,867	$50,765,760
Net investment income	3,798,432	2,896,901
Net realized investment gains	268,375	785,600
Net unrealized gains (losses) on equity securities	279,100	(6,181,492)
Other income	160,714	333,059
Consolidated revenues	60,035,488	48,599,828
Losses and settlement expenses	36,698,631	34,390,330
Policy acquisition costs and other operating expenses	20,823,605	18,136,104
Interest expense on debt	137,713	149,661
General corporate expenses	616,304	563,626
Total expenses	58,276,253	53,239,721
Earnings (loss) before income taxes	1,759,235	(4,639,893)
Total income tax expense (benefit)	363,164	(980,726)
Net earnings (loss)	$1,396,071	$(3,659,167)

Other comprehensive loss, net of tax	(2,193,230)	(12,370,138)
Comprehensive loss	$(797,159)	$(16,029,305)

Earnings per share:
Basic:
Basic net earnings (loss) per share	$0.47	$(1.20)
Diluted:
Diluted net earnings (loss) per share	$0.47	$(1.19)

Weighted average number of common shares outstanding:
Basic	2,945,686	3,061,961
Diluted	2,969,295	3,075,504